Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Shell Company Report on Form F-20 of our report dated March 30, 2022, relating to the financial statements of Queen’s Gambit Growth Capital, which is incorporated by reference in the Shell Company Report on Form F-20.

/s/ WithumSmith+Brown, PC

New York, New York

March 31, 2022